Exhibit 4.10

PROMISSORY NOTE

Principal Amount $US 102,569.00	Los Angeles, California September 27, 2017

FOR VALUE RECEIVED, the undersigned, Imaging3,Inc, a corporation organized and existing under the laws of the State of Delaware, and having an office and principal place of business at 10866 Wilshire Blvd., Suite 225, Los Angeles, California (hereinafter called “Borrower”) promises to pay to the order of the Nicholas F. Coscia Defined Benefit Pension Plan, an individual Plan whose address is P.O. Box 789, Cardiff, CA 92007 (the “Lender”), the principal amount of One Hundred Two Thousand Five Hundred Sixty Nine Dollars ($ 102,569) on or before the earlier of (i) the date the United States Securities and Exchange Commission declares that certain registration Statement filed by the Borrower on July 27, 2019, SEC File Number 333-232828 effective or (ii) January 10, 2020 (the earlier of these two is the “Maturity Date”), unless otherwise extended in writing by the signatories hereto.

1. INTEREST RATE. The interest rate shall be 5% per annum from the date of this Note to the Maturity Date.

2. COMMON STOCK GRANT. The borrower agrees to issue one million (915,795) shares of its no par value common stock (the “Shares”) to the Lender the day the Note is funded. Within 30 days of receipt of the loan funds, the Company will instruct its transfer agent, VStock Transfer to issue the shares to the Lender in book entry form.. The Company hereby expressly acknowledges that the Lender has fully earned the Shares on the date the note is funded in consideration of making the unsecured loan.

3. REPAYMENT METHOD. On the Maturity Date, without any further instruction from the Lender, the Company shall repay the Principal Amount of the Note plus all accrued interest to the Lender by wiring the principal and interest to the Lender as instructed by the Lender.

4. GOVERNING LAW. This Note and its interpretation, construction, validity and enforceability shall be governed by the laws of the State of California. No interpretation or construction shall, however, be adverse to or decided against the Lender with respect to any unclear or ambiguous terms or provisions of this Note based on same having been drafted by the Lender’s counsel.

5. ENTIRE AGREEMENT. This Note and Exhibit A constitute the entire understanding between Borrower, and Lender and to the extent that any writings not signed by Lender or oral statements or conversations at any time made or had shall be inconsistent with the provisions of this Note and any other Loan Documents, the terms of this Note shall prevail.

PRIOR TO SIGNING THIS NOTE, BORROWER HAS READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THIS NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS NOTE.

Imaging3, Inc.

By Bradley J. Yourist, CEO